Exhibit (a)(5)(ii)

AngloGold Ashanti Holdings plc Announces Commencement of Cash Tender Offer for Any and All of the 3.50% Guaranteed Convertible Bonds Due 2014 of AngloGold Ashanti Holdings Finance plc

Contact:
Tracy Garrett
+44 1624 697 280

Douglas, Isle of Man — July 25, 2013 — AngloGold Ashanti Holdings plc (the “Company”) today announced that it has commenced a cash tender offer to purchase for cash any and all of the outstanding 3.50% Guaranteed Convertible Bonds Due 2014 (CUSIP/ISIN Nos. 03512QAA5 / US03512QAA58 and G03791AA1 /  XS0430548056) (the “Bonds”) of AngloGold Ashanti Holdings Finance plc.  The tender offer (the “Offer”) is being made upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated July 25, 2013 (the “Offer to Purchase”).  The Offer will expire at 11:59 p.m., New York City time, on August 21, 2013, unless it is extended or earlier terminated by the Company (such date and time as may be extended by the Company, the “Expiration Time”).  As of July 25, 2013, there was $732,500,000 aggregate principal amount of Bonds outstanding.  Capitalized terms not otherwise defined in this announcement have the same meaning as ascribed to them in the Offer to Purchase.

Title of Security	ISIN	CUSIP	Principal Amount Outstanding		Purchase Price(1)
3.50% Guaranteed Convertible Bonds due 2014	US03512QAA58/ XS0430548056	03512QAA5/ G03791AA1	U.S.$	732,500,000	U.S.$	1,015

(1) Per U.S.$1,000 in principal amount of Bonds accepted for purchase.

Upon the terms and subject to the conditions of the Offer, holders of Bonds who validly tender and do not validly withdraw their Bonds prior to the Expiration Time, will receive, for each $1,000 principal amount of such Bonds, a cash purchase price equal to $1,015.  In addition, holders will receive, in respect of their Bonds that are accepted for purchase, accrued and unpaid interest on such Bonds up to, but excluding, the settlement date of the Offer.

The principal purpose of the Offer is to refinance the Bonds using the net proceeds of one or more financing transactions.  The Offer is not subject to any minimum tender condition.  However, the Offer is conditioned upon the completion of one or more financing transactions, including the Company’s concurrent offering of notes, that result in net proceeds to the Company in an amount that is no less than the amount required to purchase all of the Bonds tendered pursuant to the Offer on terms reasonably satisfactory to the Company (the “Financing Condition”).  The Offer is also subject to certain other conditions as more fully described in the

Offer to Purchase.  The Company expressly reserves the right in its sole discretion to waive these conditions in whole or in part at any time.

Withdrawal of Tenders

Holders may withdraw validly tendered Bonds at any time prior to the Expiration Time, but not afterwards.  Holders may not rescind their withdrawal of tenders of Bonds, and any Bonds properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  Properly withdrawn Bonds may, however, be re-tendered by again following the procedures described herein at any time on or prior to the Expiration Time.

INDICATIVE TIMETABLE

This is an indicative timetable showing one possible outcome for the timing of the Offer based on the dates in the Offer to Purchase. This timetable is subject to change and dates and times may be extended or amended by the Company in accordance with the terms of the Offer as described in the Offer to Purchase. Accordingly, the actual timetable may differ from the timetable below.

Date and Time	Action
July 25, 2013	Launch Date

August 21, 2013, 11:59 p.m., New York City time	Withdrawal Deadline

August 21, 2013, 11:59 p.m., New York City time	Expiration Time

August 22, 2013	Announcement of Results of the Offer

August 23, 2013	Settlement Date

Announcements

If the Company is required to make an announcement relating to an extension of the Expiration Time, to a waiver, amendment or termination of the Offer, or to acceptance for payment of the Bonds, the Company will do so as promptly as practicable, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

Announcements in connection with the Offer will be made by the issue of a press release through the relevant Reuters International Insider Screen and the Singapore Exchange Securities Trading Limited and by the delivery of notices to the relevant Clearing System for communication to Direct Participants. Copies of all such announcements, press releases and notices will also be available from the Depositary and Information Agent. Delays may be experienced where notices are delivered to the relevant Clearing System and holders are urged to contact the Depositary and Information Agent for the relevant announcements relating to the Offer. In addition, holders may contact the Dealer Managers for information.

FURTHER INFORMATION

The Company has retained Global Bondholder Services Corporation to act as the Depositary and Information Agent in connection with the Offer. The Company has retained Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. to act as the Dealer Managers.

Requests for copies of the Offer to Purchase and information in relation to the Offer should be directed to:

The Depositary:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail; Hand or Overnight Delivery: Global Bondholder Services Corporation 65 Broadway — Suite 404 New York, New York 10006 Attention: Corporate Actions	By Facsimile Transmission: 212-430-3775 (for eligible institutions only) Attention: Corporate Actions To confirm receipt of facsimile by telephone: 212-430-3774	Banks and Brokers Call Collect: 212-430-3774 All Others Call Toll Free: +1-866-470-3900

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers as set forth below.  Any requests for copies of the Offer to Purchase or related documents may be directed to the Information Agent.  A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attention:  Corporate Actions

Banks and Brokers Call:  212-430-3774

Call Toll Free: +1-866-470-3900

Email: contact@gbsc-usa.com

The Dealer Managers for the Offer are:

Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Goldman, Sachs & Co.
390 Greenwich Street, 1st Floor New York, New York 10013 United States of America Attention: Liability Management Group	60 Wall Street New York, New York 10005 United States of America Attention: Liability Management Group	200 West Street New York, New York 10282 United States of America Attention: Liability Management Group

Toll Free (US): +1-800-558-3745	Toll-free (US): +1-855-287-1922	Toll Free (US): +1-800-828-3182
Collect (US): +1-212-723-6106	Collect (US): +1-212-250-7527	Collect (US): +1-212-902-6941
Europe: +44-20-7986-8969	Telephone (Europe): +44-20-7545-8011	Europe: +44-20-7774-9862
Email: liabilitymanagement.europe@citi.com	Email (Europe): liability.management@db.com	Email (Europe): liabilitymanagement.eu@gs.com

OFFER AND DISTRIBUTION RESTRICTIONS

This announcement and the Offer to Purchase do not constitute an offer or an invitation to participate in the Offer in any jurisdiction in which, or to any person to or from whom, it is unlawful to make such offer or invitation or for there to be such participation under applicable laws. The distribution of the Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession the Offer to Purchase comes are required by each of the Company, the Dealer Managers and the Depositary and Information Agent to inform themselves about and to observe any such restrictions.

United Kingdom

The communication of the Offer to Purchase and any other documents or materials relating to the Offer has not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21(1) of the FSMA on the basis that it is only directed at and may only be communicated to (1) those persons who are existing members or creditors of the Company or other persons within Article 43(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom such documents and/or materials may lawfully be communicated in circumstances in which section 21(1) of the FSMA does not apply to the Company.

Belgium

None of this announcement, the Offer to Purchase or any other documents or materials relating to the Offer have been submitted to or will be submitted for approval or recognition to the Financial Services and Markets Authority (Autorité des services et marchés financiers / Autoriteit voor financiële diensten en markten) and, accordingly, the Offer may not be made in Belgium by way of a public offering, as defined in Articles 3 and 6 of the Belgian Law of April 1, 2007 on public takeover bids as amended or replaced from time to time. Accordingly, the

Offer may not be advertised and the Offer will not be extended, and neither this Offer to Purchase nor any other documents or materials relating to the Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than “qualified investors” in the sense of Article 10 of the Belgian Law of June 16, 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets, acting on their own account. The Offer to Purchase has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Offer. Accordingly, the information contained in this Offer to Purchase may not be used for any other purpose or disclosed to any other person in Belgium.

France

The Offer is not being made, directly or indirectly, to the public in France. Neither this Offer to Purchase nor any other documents or offering materials relating to the Offer, has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés) acting for their own account, other than individuals, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier, are eligible to participate in the Offer. This Offer to Purchase has not been submitted to the clearance procedures (visa) of the Autorité des marchés financiers.

Italy

None of this announcement, the Offer, the Offer to Purchase or any other documents or materials relating to the Offer has been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (“CONSOB”), pursuant to applicable Italian laws and regulations.

The Offer is being carried out in the Republic of Italy (“Italy”) as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of May 14, 1999, as amended (the “CONSOB Regulation”). The Offer is also being carried out in compliance with article 35-bis, paragraph 7 of the CONSOB Regulation.

Holders or beneficial owners of the Bonds located in Italy can offer the Bonds through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of October 29, 2007, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Bonds or the Offer.

Singapore

Neither the Offer to Purchase nor any other documents or materials relating to the Offer has been or will be registered as a prospectus with the Monetary Authority of Singapore.

South Africa

The Offer is not being made, directly or indirectly, to the public in South Africa. Accordingly, none of this announcement, the Offer to Purchase or any other documents or materials relating to the Offer has been or will be (i) registered as a prospectus in terms of the Companies Act No 71 of 2008 (“Companies Act”); and/or (ii) distributed, circulated or otherwise made available, directly or indirectly, to any person or entity in South Africa, other than to qualifying institutional investors who are persons or entities referred to in section 96(1)(a) of the Companies Act.

General

Each holder participating in the Offer will be deemed to give certain representations in respect of the jurisdictions referred to above and generally as set out in the Offer to Purchase in “The Offer—Your Representation and Warranty.”  Any tender of Bonds for purchase pursuant to the Offer from a holder that is unable to make these representations may be rejected. Each of the Company, the Dealer Managers and the Depositary and Information Agent reserves the right, in their absolute discretion, to investigate, in relation to any tender of Bonds for purchase pursuant to the Offer, whether any such representation given by a holder is correct and, if such investigation is undertaken and as a result the Company determines (for any reason) that such representation is not correct, such tender may be rejected.

Disclaimer

This news release is for information purposes only and shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities nor an offer to sell or solicitation of an offer to purchase new securities.  The Offer may be made only pursuant to the terms and conditions of the Offer to Purchase and the other related Offer materials.  A tender offer statement on Schedule TO, including the Offer to Purchase, describing the Offer will be filed with the Securities and Exchange Commission.  Holders of the Bonds are encouraged to read the Schedule TO and its exhibits carefully before making any decision with respect to the Offer because it contains important information.  The Schedule TO, the Offer to Purchase and other related Offer materials will be available free of charge at the website of the Securities and Exchange Commission at www.sec.gov.  In addition, the Company will provide copies of the Schedule TO and related Offer materials upon request free of charge to holders of the Bonds.

None of the Company, the Dealer Managers or the Depositary and Information Agent (or any of their respective directors, employees or affiliates) makes any recommendation to any holder of Bonds as to whether to tender any Bonds.  None of the Company, the Dealer Managers or the Depositary and Information Agent (or any of their respective directors, employees or affiliates) has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in the Offer to Purchase.

Forward Looking Statements

Certain statements contained in this news release, other than statements of historical fact, including, without limitation, those concerning the economic outlook for the gold mining industry, expectations regarding gold prices, production, cash costs and other operating results, return on equity, productivity improvements, growth prospects and outlook of the Company and its affiliates’ operations, individually or in the aggregate, including the achievement of project milestones, the completion and commencement of commercial operations of certain of the Company and its affiliates’ exploration and production projects and the completion of acquisitions and dispositions, the Company and its affiliates’ liquidity and capital resources, the results of financing transactions and capital expenditures and the outcome and consequence of any potential or pending litigation or regulatory proceedings or environmental issues, are forward-looking statements regarding the Company and its affiliates’ operations, economic performance and financial condition.

These forward-looking statements or forecasts involve known and unknown risks, uncertainties and other factors that may cause the Company and its affiliates’ actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements. Although the Company and its affiliates believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results and forecasts could differ materially from those set out in the forward-looking statements as a result of, among other factors, changes in economic, social and political and market conditions, success of business and operating initiative, changes in the regulatory environment and other government actions, including environmental approval, fluctuations in gold prices and exchange rates, the outcome of pending or future litigation proceedings and business and operational risk management and other factors as determined in “Risk factors” in the Company’s Preliminary Prospectus Supplement filed with the SEC on July 15, 2013.  These factors are not necessarily all of the important factors that could cause the Company or its affiliates’ actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Consequently, readers are cautioned not to place undue reliance on forward-looking statements.

Neither the Company nor any of its affiliates undertake any obligation to update publicly or release any revisions to these forward-looking statements to events or circumstances after the date of the Offer to Purchase or to reflect the occurrence of unanticipated events, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to the Company or its affiliates or any person acting on its behalf are qualified by the cautionary statements herein.